SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement (the “Agreement”) is entered into as of the date of the last signature on the signature page hereof, by and between Ian R. McNeil (“Executive”) and Searchlight Minerals Corp. (“Company”).  Company and Executive are each a “Party” and are collectively “Parties” to this Agreement.  The Parties agree as a matter of fact that:

A.           Effective October 1, 2010 (the “Resignation Date”), Executive has resigned his positions as Chief Executive Officer, President and Chairman of the Board of Directors of the Company, as well as all other positions that Executive may hold as an officer or director of Company or any of its subsidiaries or Affiliates (as defined below);

B.           Effective as of the Resignation Date, Executive has also resigned as a member of the Board of Directors of the Company;

C.           The Parties have entered into this Agreement as a way of severing the at-will employment relationship between them and amicably settling any and all outstanding items or potential disputes which arise out of or are related to Executive’s directorship and employment with the Company; and

D.           Executive has been advised and encouraged by receipt of this writing to consult an attorney prior to executing this Agreement.

NOW, THEREFORE, IT IS AGREED, in consideration of the mutual undertakings of the Parties hereto, as follows:

1.            Factual Recitals. The foregoing agreed facts or factual recitals are expressly incorporated herein and made a part of this Agreement.

2.            Amount of Severance Payment.

(a)          In consideration of Executive’s release and certain performance obligations set forth in this Agreement, the Company will pay Executive a separation payment equal $15,833 per month, less applicable taxes, in semi-monthly payments from October 1, 2010 through December 31, 2010 (the “Severance Period”).  The expiration date of each of the options referenced below shall not be accelerated by virtue of the Executive’s resignation, and as such, the expiration dates shall remain as follows:

Number of Securities Underlying Options Exercisable	Exercise Price	Date Vested	Expiration Date
60,000	$1.70	4/7/06	4/7/11
250,000	$2.40	6/6/06	6/6/11
24,800	$4.04	2/16/07	2/16/12

(b)          The separation payment and option extensions set forth in Section 2(a) above constitute separation compensation following Executive’s resignation from the Company (the “Separation Compensation”).   In addition, if Executive is enrolled in the Company's group medical and/or dental insurance as of the Resignation Date, and Executive elects to continue that coverage for an additional period, provided that such continuation is permitted under the Company’s group medical and/or dental insurance plan, the Company will pay the amount equal to the employer portion of Executive’s medical and dental premiums towards the elected coverage during the period in which Executive is permitted to participate in such plan.  Executive acknowledges that he will not be eligible for COBRA coverage after the Resignation Date, and will not be eligible to participate in the Company’s medical and/or dental insurance plan after October 31, 2010.  However, during the balance of the Severance Period, Company will reimburse Executive for the amount of Executive’s premiums for individual and family medical and/or dental insurance comparable to the coverage provided under the Company’s existing plan.  Upon the expiration of the Severance Period, Company shall have no obligation to Executive to provide or reimburse for medical and/or dental insurance.  Executive shall not be eligible to contribute to the Company 401(k) plan after the Resignation Date.  Beyond the Separation Compensation set forth above, neither Company nor any of its Affiliates will have any further obligations, liabilities or other payments owed to Executive.  Executive acknowledges that Executive has been paid all wages and other compensation due as of the Resignation Date, and the Separation Compensation is the entire amount to which Executive shall be entitled and is in lieu of any bonuses, stock rights, option rights, commissions, expenses incurred and any other similar benefits which may become due or payable to the Executive at any time.  Should any third party, including any state or federal agency, bring any action or claim against Company or any of the Released Parties on Executive’s behalf, Executive acknowledges and agrees that this Agreement provides full relief and Executive will not accept any other relief.

(c)          Executive agrees that the consideration Executive is receiving in exchange for executing this Agreement is greater than that which Executive would be entitled to in the absence of this Agreement.

3.           Last Day Worked.  Executive understands and agrees that the last day of directorship and employment with Company shall be on the Resignation Date, which date shall be considered the Resignation Date and the “qualifying event” as that term is defined in the COBRA.  Executive will leave Company offices by the end of the business day on the Resignation Date.  Executive hereby resigns all officer and director positions held with Company and /or its Affiliates as of the Resignation Date.  This Agreement shall not be signed prior to the Resignation Date.

4.            General Release.  Executive agrees to the following General Release:  FOR VALUE RECEIVED, the adequacy and sufficiency of which is hereby acknowledged, Executive, on behalf of Executive, and Executive’s heirs, executor, representatives, attorneys, administrators, successors and assigns hereby fully and forever releases and discharges Company, and its predecessors, successors, assigns, its past, present and future parent companies, shareholders, sister companies, subsidiaries, divisions, officers, directors, partners, employees, agents and attorneys, past and present (“Affiliates”), from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities of whatever kind or nature, in law or equity, in tort or in contract, by statute, pursuant to case law or otherwise (collectively, “Claims”), whether now known or unknown (regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause), vested or contingent, suspected or unsuspected, and which have existed, may have existed, which do exist or may exist in the future arising out of or relating to facts, events, occurrences, or omissions up to and including the date this Agreement is executed by Executive; save and except for claims for breaches, interpretation or enforceability of this Agreement.  Company and Affiliates are collectively referred to herein as the “Released Parties.”

This Release shall include, without in any way limiting, the generality of the foregoing language, (a) claims arising out of Executive’s directorship or employment with Company and Executive’s separation from Company; (b) claims arising under Company’s policies, plans, or practices, including promotion, compensation, bonuses, stock options, separation pay or benefits; (c) claims for breach of express or implied contract or covenant of good faith and fair dealing; (d) all claims for violation of public policy; (e) claims for constructive discharge; (f) claims for wrongful discharge; (g) claims for retaliation; (h) claims for violation of state or federal common law or statutory law, including all claims arising under the United States Constitution, the Constitution of the state of Nevada or any other state, all claims arising under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act, the National Labor Relations Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act; and claims arising under the Sarbanes-Oxley Act, all as they may have been amended from time to time, and all other federal, state, or local laws relating to employment or separation from employment or benefits associated with employment or separation from employment; (i) claims for harassment; (j) claims for emotional distress, mental anguish, humiliation, personal injury; and (k) claims that may be asserted on Executive’s behalf by others, as well as any and all claims that were asserted or that could have been asserted by Executive.  Excluded from this release are claims that cannot be waived or released by law.  Also excluded from this release is any claim by Executive for indemnification as provided by Nevada Revised Statutes § 78.7502.

5.            Representation of No Action Filed and Agreement Not to Sue. As a condition of receiving the Separation Compensation, Executive agrees not to sue Company or any of the Released parties in civil court regarding any claim that has been released in this Agreement.  Executive also represents and warrants that Executive has not initiated any civil lawsuit against any of the released parties (and that he has not transferred or assigned that right to any other person or entity).

6.            No Admission.  Executive understands and agrees that this Agreement is not intended to be and shall not be deemed, construed or treated in any respect as an admission of liability by any person or entity for any purpose.

7.            Binding in Fact.  This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto and the heirs, executors, administrators, successors and assigns of each of the Parties.

8.            Other Agreements.  With the exception of the Nondisclosure Agreement executed by Executive, this Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and the Parties acknowledge that there are no warranties, promises or representations of any kind, express or implied, upon which the Parties have relied in entering into this Agreement.  Executive acknowledges and agrees that the post-termination obligations set forth in Executive’s Nondisclosure Agreement and his Executive Employment Agreement shall survive termination of Executive’s employment relationship with Company for the period stated therein and shall remain in full force and effect.  No part of this Agreement may be changed except in writing executed by the Parties.

9.            No Directorship or Employment.  Executive acknowledges and agrees that Executive is releasing any right Executive may have to reinstatement of directorship or employment and Executive agrees not to seek, and waives any right or claim to, directorship or employment now or in the future by Company or any of the Released Parties.

10.          Governing Law.  This Agreement shall be interpreted in accordance with the laws of the state of Nevada.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or the remaining provisions of this Agreement.  The Parties each agree that venue for all disputes shall be in Nevada and agree that they are subject to personal jurisdiction in Nevada.

11.          Cooperation.  Executive represents and agrees that, if reasonably necessary and requested by the Company, Executive shall cooperate with Company in any litigation, arbitration, mediation, or other similar proceeding arising out of events occurring during the period of Executive’s directorship and employment with the Company.  Executive understands and agrees that such cooperation may include meeting with Company's attorneys and discussing Executive’s recollections about the facts at issue in any such proceeding and testifying truthfully under oath.  Executive further understands and agrees that Executive shall not be entitled to receive additional compensation for such cooperation, but that Company shall reimburse Executive for reasonable expenses incurred by Executive for such cooperation.

12.          Headings.  Headings in this Agreement are inserted for reference and convenience only and are not a part of this Agreement.

13.          Severability.  If any portion of this Agreement is void or deemed unenforceable for any reason, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force.

14.          Attorneys’ Fees.   In any action at law or in equity, or in any arbitration, to enforce or construe any provisions or rights under this Agreement, the unsuccessful Party will pay the successful Party all costs, expenses, and reasonable attorneys’ fees.

15.          Counterparts.  This Agreement may be executed in any number of counterparts.  Faxed copies shall be effective and binding.

16.          Representation by Counsel and Interpretation.  Company and Executive each acknowledge the opportunity to be represented by counsel in connection with this Agreement and the matters contemplated by this Agreement.  Accordingly, any rule of law or decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intent of the Parties.  The term “including” and its variations are always used in the non-restrictive sense as if followed by a phrase such as “but not limited to”.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date of the last signature affixed below.

PLEASE READ CAREFULLY BEFORE.  THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS BEEN ADVISED THAT THIS AGREEMENT IS A BINDING AND LEGAL DOCUMENT, HAS BEEN ADVISED TO AND HAS THE OPPORTUNITY TO CONSULT SEEK LEGAL COUNSEL REGARDING ALL ITS ASPECTS, AND THAT IN EXECUTING THIS AGREEMENT EXECUTIVE HAS ACTED VOLUNTARILY AND HAS NOT RELIED UPON ANY REPRESENTATION MADE BY THE COMPANY OR ANY OF ITS EXECUTIVES OR REPRESENTATIVES REGARDING THIS AGREEMENT’S  SUBJECT MATTER AND/OR EFFECT.  EXECUTIVE HAS READ AND FULLY UNDERSTANDS THIS AGREEMENT AND VOLUNTARILY AGREES TO ITS TERMS.

Dated:	October 1, 2010	/s/ Ian R. McNeil
(Signature)
Ian R. McNeil

SEARCHLIGHT MINERALS CORP.

Dated:	October 1, 2010	By	/s/ Carl S. Ager

		Title:	Carl S. Ager, Vice President